Exhibit 4.61

July 7, 2003

Mr. Joel M. Frank

OZ Management, LLC

9 West 57th Street

39th Floor

New York, NY 10019

Dear Sirs:

RE:	Sale of Common Shares in Capital Stock in SBS Broadcasting SA

We are writing to confirm the agreement (“Agreement”) of CanWest International Communications Inc. (“Seller”) to sell to each of the entities (individually a “Buyer” and collectively the “Buyers”), a certain number of common shares in the capital stock of SBS Broadcasting SA (“SBS”) indicated in the acceptance portion of this letter, which in the aggregate represent 2,032,300 common shares (“Purchased Shares”) for a sale price of US$ 16.10 per share, representing a total sale price of US$ 32,720,030 (“Sale Price”).

We confirm that Joel Greenberg, of Kaye Scholer LLP is in possession of SBS Share Certificate number S3102 representing all of the Purchased Shares. We have today, forwarded to him by courier, an irrevocable Stock Transfer Power of Attorney duly executed in favour of each Buyer for the respective portion of the Purchased Shares being acquired by each of them. A photocopy of the executed power of attorney is enclosed herewith for your reference.

Payment of the full Sale Price applicable to each Buyer shall be made by or on behalf of each Buyer through wire transfer as follows:

Bank:	Chase Manhattan Bank
4 Chase Metrotech Centre
New York, NY
Swift Address: CHASUS33, ABA No. 021000021

Attention: International Payments

To Credit:	Account No. 001-1-879350 in the name of RBC Private Banking, St. Michael, Barbados

Branch No.:	06465

Further Credit To:	Account No. 4-800-686-8 in the name of CanWest International Communications Inc.

Amount:	US$32,720,030

By Order (To Attention) Of:	Barbara O’Gorman

not later than 3:00 p.m. Eastern Daylight Saving time on July 8, 2003.

We undertake that forthwith upon receipt of confirmation from RBC Private Banking, St. Michael, Barbados, that the full Sale Price has been received by it via the above referenced wire transfer for credit to Account No. 4-800-686-8 in the name of the Seller, to irrevocably direct Joel Greenberg to deliver to Adam Berkowitz, Goldman Sachs & Co., Global Equity Prime Brokerage, One New York Plaza, 48th Floor, New York, NY 10004, the share certificate for the Purchased Shares and the above referenced Stock Transfer Power of Attorney.

The Seller represents and warrants to each Buyer in respect of the Purchased Shares as follows and acknowledges that each Buyer is relying upon the following representations and warranties in connection with its purchase of the Purchased Shares and the entering into of this Agreement:

1.	Seller has the corporate power and capacity to enter into, and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller and enforceable in accordance with its terms.

2.	Seller is the sole registered and beneficial owner of the Purchased Shares, with good and marketable title free of all charges, save and except in favour of the Bank of Nova Scotia (as administrative agent for certain lenders), which will be discharged upon the Seller’s receipt of the Sale Price.

3.	The Purchased Shares were acquired by Seller in open-market transactions and, accordingly, are not “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933. The Seller is not an “Affiliate” of SBS within the meaning of Rule 144 under the Securities Act of 1933.

Each Buyer represents and warrants to the Seller in respect of the Purchased Shares as follows and acknowledges that the Seller is relying upon the following representations and warranties in connection with its sale of the Purchased Shares and the entering into of this Agreement:

1.	Each Buyer has the corporate power and capacity to enter into, and perform its respective obligations under this Agreement. This Agreement has been duly executed and delivered by each Buyer and is a valid and binding obligation of each Buyer and enforceable in accordance with its terms.

No party may assign its rights or benefits under this Agreement without the express written consent of the other party hereto.

Time is of the essence of this Agreement.

Each of the parties shall promptly do, make, execute, deliver or cause to be done, made, execute, and delivered all such further acts, and documents as the other party hereto may reasonable require from time to time for the purpose of giving effect to this Agreement.

This Agreement may be signed in counterpart by facsimile or otherwise, and each such counterpart shall constitute an original document and such counterparts taken together, shall constitute one and the same instrument.

To acknowledge your acceptance and agreement to the foregoing kindly please have each Buyer execute a copy of this letter where noted below and return same by facsimile and courier to Mr. R. M. Leipsic, Vice President General Counsel, CanWest Global Communications Corp., 31st Floor, 201 Portage Avenue, Winnipeg, MB, R3B 3L7, facsimile number (204) 947-9841/

Yours very truly,

CanWest International Communications Inc.

By:
Authorized Signing Officer

Acceptance

Name of Buyer	Number of Purchased Shares	Applicable Sale Price at US$16.10 per Share
OZ Master Fund, Ltd.	1,617,175	26,036,517.50

By:

OZ Europe Master Fund, Ltd.	361,639	5,822,387.90

By:

Fleet Maritime, Inc.	9,718	156,459.80

By:

OZ Mac 13 Ltd.	43,768	704,664.80

By:

TOTAL:	2,032,300	32,720,030

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